ROBECO INVESTMENT MANAGEMENT
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                      ROBECO WEISS PECK & GREER INVESTMENTS
                             ROBECO SECURITIES, LLC
                                   MARCH 2008

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                                 Code of Ethics
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Robeco Weiss Peck & Greer Investments ("Robeco WPG"), a division of Robeco
Investment Management, Inc. ("RIM") and Robeco Securities, LLC, (together "RUSA"), have built a reputation for integrity and professionalism among its clients. We value the confidence and trust those clients have placed in us and strive to protect that trust. This Code of Ethics (the "Code") is our commitment to protecting our clients' trust by establishing formal standards for general personal and professional conduct. Furthermore, this Code does not attempt to identify all potential conflicts of interest or conduct abuses, and violations regarding the spirit of the Code may be subject to disciplinary action. Questions regarding the interpretation of the Code or its application to particular conduct should be addressed with Legal or Compliance.


A.       APPLICABILITY AND DEFINITIONS

This Code applies to all Supervised Persons.

"SUPERVISED PERSONS" for purposes of this Code means:

1) Directors, and officers of RUSA (or other persons occupying a similar status or performing similar functions);
2) Employees of RIM and registered representatives of Robeco Securities LLC (collectively "Employees");
3) Any other person who provides investment advisory advice on behalf of RUSA and is subject to RUSA's supervision and control; and
4) Certain other persons designated by the Compliance Department, such as temporary/contract workers who support our businesses.

 "ACCESS PERSON" for purposes of this Code means any Supervised Person:

1) Who has access to non-public information regarding any client's purchases or sales of securities, or
2) Who has non-public information regarding the portfolio holdings of any mutual fund, managed account, or hedge fund managed by WPG, Boston Partners, or Robeco-Sage; or
3) Who is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic; or
4) Who is a director or officer of RUSA, by virtue of the fact that RIM's primary business is providing investment advice. Excepted from this requirement are Management Board Directors of RIM who are not involved in the day-to-day business activities of the firm or have access to confidential information regarding client securities holdings, transactions, or recommendations. Also exempted from this requirement are Robeco Investment Funds' directors who are not employees of RIM nor have access to confidential information regarding client securities holdings, transactions or recommendations; or
5) Certain other persons designated by the Compliance Department, such as temporary/contract workers who support our businesses.

"BENEFICIAL INTEREST" for purposes of this Code means any Covered Security (as that term is defined in Section F.I. below) in which a Supervised Person has an opportunity directly or indirectly to provide or share in any profit derived from a transaction in a Covered Security, including:

          o accounts held by immediate family members living in the Supervised Person's household, or
          o any person or organization (such as an investment club) with whom a Supervised Person has a direct or indirect pecuniary interest,
          o    or any trusts of which a Supervised Person is trustee.

The Compliance Department will notify all individuals of their status as either a Supervised Person or an Access Person on an annual basis as well as at the time of any job status change.

B.       STANDARDS OF BUSINESS CONDUCT

The following principles are intended to guide in the applicability of this Code of Ethics:

          1. RUSA is a fiduciary and its Supervised Persons have a duty to act for the benefit of RIM's clients and shall at all times place the financial interests of the client ahead of itself;

          2. RUSA holds all Supervised Persons responsible to high standards of integrity, professionalism, and ethical conduct; and

          3. RUSA fosters a spirit of cohesiveness and teamwork while ensuring the fair treatment of all Supervised Persons.

C.       COMPLIANCE WITH FEDERAL SECURITIES LAWS

All Supervised Persons must comply with applicable federal securities laws. The applicable laws are designed to prevent the following practices, which should not be viewed as all encompassing and are not intended to be exclusive of others.

       Supervised Persons must never:

          o    Defraud any client in any manner;
          o Mislead any client, including by making a statement that omits material facts;
          o Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon any client, including misappropriation of an investment opportunity;
          o Engage in any manipulative practice with respect to any client or security, including price manipulation.

                                       3
D.       CONFLICTS OF INTEREST

As a fiduciary, RUSA has an affirmative duty of care, loyalty, honesty to its clients and a duty of utmost good faith to act in the best interests of RIM's client. Compliance with this fiduciary responsibility can be accomplished by avoiding conflicts of interest and by fully, adequately, and fairly disclosing all material facts concerning any conflict which arises with respect to any client.

The following specific guidelines should not be viewed as all encompassing and are not intended to be exclusive of others:

          1. No Supervised Person shall take inappropriate advantage of their position with respect to a client, advancing their position for self-gain.

          2. No Supervised Person shall use knowledge about pending or currently considered securities transactions for clients to profit personally as a result of such transactions.

          3. All securities transactions affected for the benefit of a client account shall avoid inappropriate favoritism of one client over another client.

          4. All securities transactions affected for the benefit of a Supervised Person shall be conducted in such a manner as to avoid any actual or potential conflict of interest or abuse of that individual's position of trust and responsibility.

E.       CONFIDENTIALITY

RUSA generates, maintains, and possesses information that it views as proprietary, and it must be held strictly confidential by all Employees. This information includes, but is not limited to:

          o the financial condition and business activity of RUSA or any enterprise with which RUSA is conducting business.
          o    investment management agreements and partnership agreements;
          o    client lists and client specific information;
          o    holdings in client accounts;
          o    research analyses and trading strategies;
          o    investment performance;
          o    internal communications;
          o    legal advice; and
          o    computer access codes.


Employees may not use proprietary information for their own benefit or for the benefit of any party other than the client. Failure to maintain the confidentiality of this information may have serious detrimental consequences for RUSA, its clients, and the Employee who breached the confidence.

In order to safeguard RUSA's proprietary information, Employees are expected to abide by the following:

          o Never share proprietary information with anyone at RUSA except on a needs-to-know basis.
          o Never disclose proprietary information to anyone outside of RUSA, except in connection with RUSA's business and in a manner consistent with the client's interests, or unless required in order to make a statement not misleading, or to otherwise comply with the law.
          o Disclosing proprietary information in connection with RUSA's business is permissible in accordance with RIM's Selective Disclosure Policy, RIM's Investment Recommendations Policy, RIM's Privacy and Disposal Policy, and RIM's Media Policy.
          o Never remove any proprietary information from RUSA's premises, unless absolutely necessary for business purposes (and, if so, the information must be kept in the possession of the Employee or in a secure place at all times and returned promptly to RUSA's premises);
          o Exercise caution in displaying documents or discussing information in public places such as in elevators, restaurants, or airplanes, or in the presence of outside vendors or others not employed by RIM;
          o Exercise caution when using e-mail, cellular telephones, facsimile machines or messenger services;
          o Never leave documents containing proprietary information in conference rooms, wastebaskets, or desks, or anywhere else where the information could be seen or retrieved;
          o Never disclose computer or voicemail passwords or website access codes to anyone else at RUSA or outside of RUSA; and

RUSA's restrictions on the use of proprietary information continue in effect after termination of employment with RIM, unless specific written permission is obtained from the General Counsel. For purposes of clarification, the terms of any separate confidentiality agreement between an Employee and RIM or any of its affiliates shall supersede this general restriction, to the extent applicable.

Any questions regarding policies and procedures on the use of proprietary information should be brought to the attention of the General Counsel or the CCO.

F.       EMPLOYEE PERSONAL SECURITIES MONITORING

I.       DEFINITIONS

"COVERED SECURITY" shall include any type of equity or debt instrument, including any rights, warrants, derivatives, convertibles, options, puts, calls, straddles, exchange traded funds, shares of closed-end mutual funds, shares of open end mutual funds that are advised or subadvised by RUSA, Boston Partners, or Robeco-Sage, holdings in foreign funds, or, in general, any interest or investment commonly known as a security.

"NON-COVERED SECURITY" shall include shares of open-ended mutual funds that are not advised or subadvised by RUSA, Boston Partners, or Robeco-Sage, direct obligations of the US government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements which have a maturity at issuance of less than 366 days and that are rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization ("NRSRO").

"MANAGED PORTFOLIOS" shall include any Robeco WPG equity or fixed income strategy, Robeco WPG Investment Funds, Robeco WPG Delaware Statutory Trusts, and Robeco WPG Hedge Funds.

"OUTSIDE ACCOUNT" shall include any Supervised Person's Covered Securities account not held at Charles Schwab.

II.      BROKERAGE/ADVISORY ACCOUNTS TO BE MAINTAINED AT SCHWAB

Supervised Persons are required to maintain all discretionary or non-discretionary securities or commodities accounts with Charles Schwab, unless prior written permission to maintain account(s) outside of Charles Schwab has been granted by the Compliance Department. This includes any account over which the Supervised Person has the power to exercise investment control, including but not limited to accounts in which the Supervised Person has a direct or indirect Beneficial Interest.

Outside Accounts are permitted subject to the prior written consent of RIM's Compliance Department. If an Outside Account is approved, the Supervised Person must instruct their broker to send duplicate statements and confirmations to RIM's Compliance Department.

Upon joining the firm, a Supervised Person shall within 30 days from the date of employment:

          1. close any Outside Accounts for which written approval has not been granted;

          2. transfer existing accounts, or to open a new account, under RIM's agreement with Charles Schwab:

                  a.   contact a Schwab representative at:

                         designated.brokerage@schwab.com
                                  877-602-7419
                               Fax: 1-602-355-4270

                   b. instruct them to open your account under the Robeco Master Account.

          3. provide copies of all brokerage transaction statements for their first month of employment with RIM to the Compliance Department.

III.     TRANSACTION PRECLEARANCE

All Supervised Person's securities transactions in Covered Securities are subject to preclearance.

          1. Generally, Supervised Persons are required to utilize the electronic Personal Investment Preclearance System (the "Preclearance System"). The Preclearance System will facilitate the automatic routing of Supervised Person's trades to the Compliance Department. The Preclearance System will also enable the Supervised Person to identify the holding period requirements for the particular security.

          2. In the event that the Preclearance System cannot be utilized, a hardcopy preclearance form may be delivered to the Compliance Department by hand or facsimile. A copy of the preclearance form can be obtained from the Compliance Department.

Pre-clearance is valid only for the day of approval. If the trade is not executed on the approved date, the pre-clearance process must be repeated prior to execution on the day the transaction is to be effected.

IV.      INITIAL PUBLIC OFFERINGS ("IPO")

         Supervised Persons are prohibited from purchasing any security sold in an initial public offering, with the exception of Government Bonds and Municipal Securities.

         Government Bond or Municipal Securities purchases in IPOs may only be made with the prior consent of the Compliance Department.

V.       PRIVATE INVESTMENTS (HEDGE FUNDS, PRIVATE PLACEMENTS, ETC.)

         Private investments by Supervised Persons may only be made with the prior consent of the Compliance Department. Private investments include, but are not limited to, hedge funds, DSTs, and any private business investment, including family businesses in which you acquire equity, make a loan, execute a promissory note.

VI.      SHORT SALES/COVER SHORTS

         Short sales by Supervised Persons of securities held long in Managed Portfolios are strictly prohibited. This prohibition includes writing naked call options or buying naked put options on Managed Portfolio securities. Transactions are subject to all blackout policies including the holding period prohibition.

VII.     OPTIONS

         The purchase of options by Supervised Persons may only be made with the prior consent of the Compliance Department. Approval is determined based on the underlying security. Transactions are subject to all blackout policies including the holding period restrictions.

VIII.    HOLDING PERIODS

The following summarizes minimum holding periods:

SECURITY OR OPTION HELD        SECURITY/OPTION NOT HELD
 IN MANAGED PORTFOLIOS          IN MANAGED PORTFOLIOS         ALL INDEX OPTIONS
----------------------         -----------------------        -----------------

    Gains:    60 days            Gains:    1 day                Gains:   1 day
    Losses:    1 day             Losses:   1 day                Losses:  1 day

It is the Supervised Person's responsibility to determine the holding period applicable to a security purchased. The Preclearance System has been designed to notify the Supervised Person if their proposed trade will be subject to the 60-day holding period. A notification will be sent to the Supervised Person informing them that the security is currently held in a Managed Portfolio and is therefore subject to a 60-day holding period. Supervised Person's violating the holding period requirement will have their profits disgorged.

Hardship exemptions from the holding period requirement may be granted by the Compliance Department on a case-by-case basis. The Supervised Person seeking relief must establish a bona fide financial hardship (i.e., medical or educational expenses, purchasing a home, etc.) and demonstrate that they possess no other assets to meet the financial need.


IX.      BLACKOUT PERIODS

      1. CLIENT PRIORITY

         Supervised Persons personal transactions in Covered Securities will not be approved if an open order exists on the trading desk. Supervised Persons are required to resubmit any order that was originally denied if they wish to continue with the transaction.

      2. 7 DAY BEFORE AND AFTER

         All portfolio managers, analysts, and traders are precluded from purchasing or selling in their personal accounts any security they purchased or sold for a Managed Portfolio advised/traded by them for a period of 7-calendar days before or after the Managed Portfolio transaction. In calculating the 7-calendar day period, the trade date of the Managed Portfolio's transaction is not counted.

X.       EXEMPTIONS

The following transactions are exempt from all preclearance, holding periods, and black-out periods. Note that while these exemptions apply, if they fall under the definition of Covered Security, they are reportable.

          1. Purchases and sales of shares of mutual funds advised or sub-advised by Robeco WPG, Robeco Boston Partners, or Robeco-Sage (transaction/annual reportable);

          2.   Gifts of securities; (potential transaction/annual reportable)

          3. Exchange Traded Funds ("ETFs") based on a broad-based securities index (transaction/annual reportable);

          4. Covered Security transactions executed on a fully discretionary basis by an investment adviser or broker dealer (other than RIM) on behalf of a Supervised Person (transaction/annual reportable);

          5. Transactions by a Supervised Person acting as a portfolio manager for, or who has a beneficial interest in, an investment limited partnership or investment company where RIM is the contractual investment adviser or for or any account in which RIM has a proprietary interest (i.e. certain hedge funds) (not reportable - RUSA maintains records);

          6. Covered Security transactions for which a Supervised Person has requested and received preclearance from the Compliance Department and for which the Supervised Person is not the Portfolio Manager directly responsible for initiating the client transaction; (not reportable - RUSA maintains records);

          7. Purchases or sales that are non-volitional, including but not limited to: margin calls; stock splits; stock dividends; bond maturities; systematic investment plans, including dividend reinvestment plans; mergers; consolidations; spin-offs; or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities; (potentially reportable); and

          8. Any acquisition of a Covered Security through the exercise of rights issued pro rata to all holders of the class, to the extent such rights were acquired in the issue and not through the acquisition of transferable rights (transaction/annual reportable).

          9. Other exceptions may be made as authorized by the Legal and Compliance Department based on reasonable review and supervision of the process. Such exceptions will be documented.

XI.      RESTRICTED SECURITY LIST

     The Compliance Department maintains a Restricted Security List (the "Restricted List") which includes all securities where a Supervised Person has, or is in a position to receive, material non-public information about a company, such as information about a company's earnings or dividends, as a result of a special relationship between RUSA or a Supervised Person and the company.

     If a Supervised Person knows or believes they have material, non-public information, they must immediately notify the Legal or Compliance Department. The decision whether to place a security on the Restricted List and the amount of time a security will remain on the Restricted List is made by the Legal Department.

     If it is determined that the Supervised Person is in possession of material, non-public information, the Compliance Department will establish a "Protective Wall" around the Supervised Person, to the extent reasonably possible. In order to avoid inadvertently imposing greater restrictions on trading than are necessary, a Supervised Person may not discuss this information with anyone without the approval of the Legal Department. In addition, Supervised Persons having access to the Restricted List are to be reminded that the securities on the list are confidential and proprietary and should not be disclosed to anyone without the prior approval of the Legal Department.

     When an order is received from a Supervised Persons in a security on the Restricted List, the Preclearance System will automatically flag the transaction. The Legal Department will check with the department or staff member who has the relationship with the company to determine whether trading in the security should be permitted. When a security is added to or deleted from the Restricted List, the Compliance Department will update the Preclearance System.

XII.     ACTIVITY REVIEW

     RUSA has adopted an approach requiring the Compliance Department to monitor employee trading activity with particular focus on trading which may be unusual for a particular Supervised Person either because of the size of the position bought or sold, the frequency of the activity, or the nature of the Covered Security being traded. Employees are expected to devote their full time and attention to their work responsibilities. RUSA may take steps to curtail an individual's trading activity if, in the judgment of the appropriate department manager or the Compliance Department, the Supervised Person's trading activity is having an adverse impact on their job performance.

XIII.     REPORTING REQUIREMENTS

1.   TRANSACTION REPORTING

     All Supervised Persons must submit brokerage statements to the Compliance Department which reports every gift of securities, IPO, private placement, and Covered Security transaction in which they participated during the calendar quarter no later than 30 days after the end of that quarter.

     A Supervised Person's reporting obligations may be satisfied in the following ways:

          a. For accounts maintained at Charles Schwab, Supervised Person's reporting obligations are automatically satisfied.

          b. For accounts not maintained at Charles Schwab, Supervised Persons satisfy their reporting obligations by having their brokers deliver to the Compliance Department copies of brokerage statements which contain:

                  i. The name of the security, the date of the transaction, the interest rate and maturity (if applicable), the number of shares, and the principal amount of each Covered Security involved;
                 ii. The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);
                iii.   The price at which the transaction was effected;
                 iv. The name of the broker, dealer, or bank through which the transaction was effected;

          c. Private Investments, as that term is defined above, effected during the quarter must be reported manually.

     The Compliance Department will conduct periodic reviews of Supervised Persons' personal securities transactions for compliance with this Code.

2.       INITIAL HOLDINGS REPORT

     All Access Persons shall disclose to the Compliance Department a listing of all Covered Securities beneficially owned no later than 10 days after becoming a Supervised Person. The information must be current as of a date no more than 45 days prior to the date the Supervised Person becomes an Access Person.

     The report shall include the following:

          a. The title and type of security, the ticker or CUSIP, the number of shares, and the principal amount of all securities in which the Supervised Person has any direct or indirect beneficial ownership;

          b. The name of any broker, dealer, or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

          c.   The date the report is submitted.

The Compliance Department will review all Initial Holdings Reports in an effort to monitor potential conflicts of interest.


3.       ANNUAL HOLDINGS REPORT

     Annually, on a date determined by the CCO, Access Persons shall deliver to the Compliance Department a listing of all Covered Securities beneficially owned that are current as of a date no more than 45 days prior to the date the report is submitted.

     The report shall include the following:

          a. The title and type of security, the ticker or CUSIP, the number of shares, and the principal amount of all securities in which the Supervised Person has any direct or indirect beneficial ownership;

          b. The name of any broker, dealer, or bank with whom the Supervised Person maintains an account in which any securities are held for the direct or indirect benefit of the Supervised Person; and

          c.   The date the report is submitted.

The Compliance Department will review all Annual Holdings Reports in an effort to monitor potential conflicts of interest and to assess the Supervised Person's fulfillment of their quarterly reporting obligations.


G.       INSIDER TRADING and MATERIAL NON-PUBLIC INFORMATION

RUSA aspires to the highest standard of business ethics. The purpose of RUSA's policies on insider trading is to reduce the risk of violation of federal insider trading laws and reporting requirements. Accordingly, RUSA has developed the following policies to monitor, restrict if necessary, and educate Supervised Persons with respect to acquiring and investing when in possession of material, non-public information.

Insider trading is generally defined as purchasing or selling securities while in the possession of material, non-public information in violation of a duty not to trade. However, if no duty exists, it is permissible to trade when in possession of this information. The question of duty is complex and depends on facts and circumstances. Situations which could potentially require a fiduciary duty not to act include but are not limited to: information gained directly from corporate insiders or temporary insiders (i.e. officers, directors and employees of a company), information gained from participation on formal or informal creditors' committees, and information prohibited from disclosure by confidentiality agreements. Additionally, a misappropriation theory exists whereby an individual who possesses inside information would be prohibited from trading on such information if they are found to owe a duty to a third party and not the corporation whose securities are being traded. Because of the nuances involved, it is imperative you refer any questions to the Legal Department for a correct interpretation if you believe you may be in possession of material non-public information.


I.       USE OF MATERIAL, NON-PUBIC INFORMATION

Supervised Persons may receive or have access to material, non-public information in the course of their work at RUSA. Company policy, industry practice and federal and state law establish strict guidelines for the use of material, non-public information. To ensure that Supervised Persons adhere to the applicable laws, RUSA has adopted the following policies:

         Supervised Persons:
          o may not use material, non-public information for investment purposes to benefit client or proprietary accounts, for personal gain, or share such information with others for their personal benefit; or

          o may not pass material, non-public information about an issuer on to others or recommend that they trade the issuer's securities; or

          o must treat as confidential all information defined in Section E of this Code and preserve the confidentiality of such information and disclose it only as defined in that section; or

          o are prohibited from discussing the following when sourcing or analyzing investment ideas with buy-side investment professionals:

               o disclosing whether or not a particular security is held in client accounts;

               o disclosing RIM's immediate buy/sell intent with respect to a specific security, or

               o making consensus buy/sell decisions.

Under federal securities law, it is illegal to buy or sell a security while in possession of material, non-public information relating to the security. In some circumstances, additional elements may be required for there to be a violation of law, including breach of a duty or the misappropriation of information. It is also illegal to "tip" others about inside information. Tipping involves passing material, non-public information about an issuer on to others or recommending that they trade the issuer's securities.

Insider trading is an extremely complex area of the law principally regulated by the Securities and Exchange Commission ("SEC"). Questions concerning the law or a particular situation should be addressed with the Legal Department prior to taking any action. If the Supervised Person believes that they may have material, non-public information gained within or outside the scope of their employment, regardless of the source, they must notify the Legal Department so that securities can be monitored and/or placed on the RUSA Restricted List as appropriate.

II.      RUSA'S INSIDER TRADING RULES

Set forth below are three rules concerning insider trading. Failure to comply with these rules could result in violations of the federal securities laws and subject the Supervised Person to severe penalties under these laws. Violations of these rules also may result in discipline by RUSA, up to and including termination of employment.

          o Supervised Persons who possess, or have reason to believe they possess, material, non-public information relating to any security, may not buy or sell that security for themselves, members of their family, RUSA, client accounts, or any other persons. In addition, Supervised Persons may not recommend to others that they buy or sell that security.

          o If a Supervised Person is aware that RIM is considering or actually trading any security for any account it manages, the Supervised Person must regard that as material, non-public information.
          o Supervised Persons must contact the Legal Department and disclose that they are in possession of material, non-public information and may not communicate material, non-public information to anyone without the advance approval of the Legal Department. While deemed material, non-public information, securities which RIM is considering or actually trading for client accounts are exempt from reporting to the Legal Department, but remain subject to all confidentiality provisions discussed above in Section E as well as RIM's Privacy Policy, Selective Disclosure Policy, and Investment Recommendations Policy.


III.     WHAT IS NON-PUBLIC INFORMATION?

Non-public information is information that is not generally available to the investing public. Information is public if it is generally available through the media or disclosed in public documents such as corporate filings with the SEC. If it is disclosed in a national business or financial wire service (such as Dow Jones or Bloomberg), in a national news service (such as AP or Reuters), in a newspaper, magazine, on the television, on the radio or in a publicly disseminated disclosure document (such as a proxy statement, quarterly or annual report, or prospectus), consider the information to be public. If the information is not available in the general media or in a public filing, consider the information to be non-public. If you are uncertain as to whether material information is non-public, you must consult the Legal Department.

While Supervised Persons must be especially alert to sensitive information, you may consider information directly from a company representative to be public information unless you know or have reason to believe that such information is not generally available to the investing public. In addition, information you receive from company representatives during a conference call that is open to the investment community is public. The disclosure of this type of information is covered by SEC Regulation FD. Please contact the Legal Department if you have any questions with regard to this Regulation.

RIM Supervised Persons working on a venture capital, private equity or private securities transaction who receives information from a company representative regarding the transaction should treat the information as non-public. The termination or conclusion of the negotiations in many instances will not change the status of that information.

IV.      WHAT IS MATERIAL INFORMATION?

There is no statutory definition of material information. Information an investor would find useful in deciding whether or when to buy or sell a security is generally material. In most instances, any non-public information that, if announced, could affect the price of the security should be considered to be material information. If you are not sure whether non-public information is material, you must consult the Legal Department.

V.       MATERIAL INFORMATION EXAMPLES

        1.  MATERIAL INFORMATION MAY BE ABOUT THE ISSUER ITSELF:   FOR EXAMPLE:

          o information about a company's earnings or dividends, (such as whether they will be increasing or decreasing);
          o any merger, acquisition, tender offer, joint venture or similar transaction involving the company;
          o information about a company's physical assets (e.g., an oil discovery, or an environmental problem);
          o information about a company's personnel (such as a valuable employee leaving or becoming seriously ill); or
          o information about a company's financial status (e.g., any plans or other developments concerning financial restructuring or the issuance or redemption of, or any payments on, any securities).

        2. INFORMATION MAY BE MATERIAL THAT IS NOT DIRECTLY ABOUT A COMPANY, IF THE INFORMATION IS RELEVANT TO THAT COMPANY OR ITS PRODUCTS, BUSINESS, OR ASSETS. FOR EXAMPLE:

          o Information that a company's primary supplier is going to increase dramatically the prices it charges; or
          o information that a competitor has just developed a product that may cause sales of a company's products to decrease.

        3. MATERIAL INFORMATION MAY INCLUDE INFORMATION ABOUT RIM'S PORTFOLIO MANAGEMENT ACTIVITIES.

            You should treat as material:
               o any information that RIM is considering when assessing whether to purchase or sell a security;
               o any actual purchase or sale decisions; and
               o all client holdings.

VI.      "FRONT-RUNNING" AND "SCALPING"

Trading while in possession of information concerning RIM's trades is called front-running or scalping, and is prohibited by RIM's insider trading rules, and may also violate federal law. The terms "front-running" and "scalping" are sometimes used interchangeably in industry literature and by the SEC.

Front-running is making a trade in the same direction as RIM just before RIM makes its trade, for example, buying a security just before RIM buys that security, or selling just before RIM sells that security.

Scalping is making a trade in the opposite direction just after RIM's trade, for example, selling just after RIM stops buying such security or buying a security just after RIM stops selling such security. Scalping allows Supervised Persons the opportunity to profit from temporary artificially inflated/deflated prices caused by RIM's transactions.

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VII.     PENALTIES FOR INSIDER TRADING

RUSA and/or RUSA Supervised Persons could be subject to severe civil penalties as well as criminal prosecution for illegally trading while in possession of material, non-public information.

VIII.    SPECIFIC PROCEDURES

In application of the policy, the following procedures shall be followed:

     Supervised Persons who have business relationships with senior management of companies which can result in the receipt of material, non-public information about the company, including, without limitation, (i) the election or appointment of the Supervised Persons as a director, officer, executive employee or confidential consultant, or (ii) the acquisition of securities or the right to receive securities having sufficient voting power to influence the management policies of the Company, should be aware that, in such circumstances, they must contact a lawyer in the Legal Department prior to acting in the marketplace.

     All Supervised Persons shall promptly report to the Legal Department their awareness of any information which they believe may constitute material non-public information concerning a company.

     The Compliance Department will maintain the Restricted Security List.

     Any Supervised Persons who has reason to believe that any violation of this Statement of Policy has occurred shall immediately report all material facts concerning such matter to the Compliance Department.


H.       GIFTS AND ENTERTAINMENT POLICY

Supervised Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the Supervised Person. The following guidelines will further clarify this general principal.

DEFINITIONS:

GIFT - anything of value, including, but not limited to gratuities, tokens, objects, clothing, or certificates for anything of value. The definition also includes any meal, tickets or admission to events where the person supplying the meal or event is not present.

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ENTERTAINMENT - business meals and events such as sporting events, shows, concerts where the person supplying the meal or event is present.

GIFTS POLICY
          A. No Supervised Person shall accept any gift of more than $100 value from any person or entity that does business with or on behalf of a client (or any of its portfolios), or any entity that provides a service to Adviser. Gifts of greater than $100 value are to be declined or returned in order not to compromise the reputation of Adviser or the individual. Gifts valued at less than $100 and considered customary in the industry, are considered appropriate.

          B. No Supervised Person shall provide gifts of more than $100 value, per person, per year, to existing clients, prospective clients, or any entity that does business with or on behalf of a client (or any of its portfolios), or any entity that provides a service to Adviser. Gifts valued at less than $100 and considered customary in the industry, are considered appropriate.

          C. Generally, a Supervised Person may not accept or provide a gift of cash or cash equivalent, (such as a gift card, gift certificate or gift check.). Exceptions are permissible with the approval of a member of RIM's Management Committee.

          D. Supervised Persons are expressly prohibited from soliciting anything of value from a client, or other entity with which the firm does business.

          E. Similarly, Supervised Persons should not agree to provide anything of value that is requested by a client, or other entity with which the firm does business, (such as concert, sporting event or theater tickets,), except that assisting a client or other entity in acquiring tickets for which they intend to pay full value, is permitted under the policy.

ENTERTAINMENT POLICY
          A. Supervised Persons may engage in normal and customary business entertainment. Entertainment that is extraordinary or extravagant, or that does not pertain to business, is not permitted.

          B. Certain rules and regulations enacted by the client or a regulator of the client may exist which prevent any form of gift or entertainment. It is important to be cognizant of what each client allows, especially pertaining to public funds, where rules may be very stringent and specific.

          C. Prior to providing entertainment to a representative of a public entity, contact the Compliance Department in order to verify interpretation understanding of state or municipal regulations.

STANDARD OF REASONABLENESS
The terms "extraordinary" or "extravagant," "customary in the industry," and "normal and customary" may be subjective. Reasonableness is a standard that may vary depending on the facts and circumstances. If you have questions regarding a gift or entertainment, contact your supervisor, or the Legal/Compliance Department.

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RECORDS
RUSA must retain records of all gifts and gratuities given or received for a period of three years. These records must be made available upon request for inspection by your Supervisor, the Legal/Compliance department or a regulator.

I.  CHARITABLE CONTRIBUTIONS POLICY

From time to time, RUSA or its employees may be asked by a client to make a charitable contribution. To avoid any real or perceived conflict of interests, RUSA has adopted the following procedures.

If a contribution is requested by a client, RUSA may agree to charitable contributions subject to the following terms.

          a. The check must be made in RUSA's name (not the client or the supervised person)
          b.   Any tax benefit is taken by RUSA
          c.   The contribution does not directly benefit the client
          d. The contribution is not made to satisfy a pledge made by the client
          e. The contribution must be made payable to the 501c3 Charitable organization (otherwise, the contribution may be subject to LM-10 filing with the DOL)

   Charitable contributions must be pre-approved by your supervisor.

J.  POLITICAL CONTRIBUTIONS POLICY

From time to time, RUSA or its employees may be asked by a client to make political contributions. In addition, employees, by their own volition, may seek to make individual political contributions. As an investment manager, RUSA is often eligible to manage money on behalf of a state or municipality. To avoid any real or perceived conflict of interests, RUSA requires that all personal political contributions be subject to a preclearance policy.

For the purposes of this policy, political contribution include a direct payment of money to a campaign organization, volunteer work, or fund raising work done on behalf of, or to benefit, a political campaign organization or candidate.

FIRM CONTRIBUTIONS

RUSA does not to make political contributions.

INDIVIDUAL CONTRIBUTIONS

FOR ALL EMPLOYEES
- RUSA will not reimburse any employee for individual political contributions. In addition, the RUSA corporate credit card cannot be used to make contributions.

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-    Preclearance is required for any political contribution made by any employee to a state or local candidate outside of the contributor's jurisdiction for whom the contributor is not eligible to vote.

- Preclearance is not required prior to individual personal contributions to national election campaigns, national political parties, or political action committees or candidates for national office such as president of the US or members of the US Senate or House of Representatives.

- Certain contributions, even within your voting jurisdiction, may restrict or prohibit RUSA from transacting business with a related public entity. If there is a chance that an individual contribution may cause a conflict of interest with RUSA's business, please consult with the Head of Sales or the RIM's Compliance Department prior to making an individual contribution.

FOR EMPLOYEES IN SALES, MARKETING AND PORTFOLIO MANAGEMENT
- In addition to the above restrictions, preclearance is required for all individual contributions to state, municipal and local candidates and campaigns, whether inside or outside your voting jurisdiction.

Employees should contact the Compliance Department for a copy of the political contribution preclearance form.

K.       OUTSIDE BUSINESS ACTIVITIES

A potential conflict of interest exists with respect to a Supervised Person's duties to RUSA and its clients when individuals are permitted to engage in outside business activities.

Written requests must be submitted to the Supervised Person's supervisor with a copy to the Compliance Department prior to a Supervised Person seeking to:

          o    engage in any outside business activity, or
          o accept any position as an officer or director of any corporation, organization, association, or mutual fund.

The written request must contain all of the information necessary to review the activity. The request should contain the name of the organization, whether the organization is public or private, profit or non-profit or charitable, the nature of the business, the capacity in which the employee will serve, an identification of any possible conflicts, the term of the contemplated relationships and any compensation to be received.

The Compliance Department, in conjunction with the Supervised Person's supervisor and the Director of Human Resources, will review and/or identify any potential conflicts.

If approved, the Compliance Department will provide the Supervised Person with written approval. In addition, if applicable, the Compliance Department will ensure that a registered representative's Form U-4 is updated with the NASD. In the event that a resolution to the conflict cannot be reached, the Supervised Person may be asked to terminate either his outside employment or his position with RUSA.

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Finally, upon employment and annually thereafter, Supervised Persons are required to fill out the New Employee/Annual Compliance Acknowledgement Form and accompanying Conflicts Questionnaire ("Questionnaire"). The Questionnaire requests information regarding a Supervised Person's outside business activities. The Compliance Department will verify items reported on the Questionnaire against written requests received throughout the year.

L.       REPORTING VIOLATIONS

All Supervised Persons must report violations of this Code promptly to both the CCO and an attorney in the Compliance Department. RUSA is committed to treating all Supervised Persons in a fair and equitable manner. Individuals are encouraged to voice concerns regarding any personal or professional issue that may impact their ability or the firm's ability to provide a quality product to its clients while operating under the highest standards of integrity.

          1. Any such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.
          2. Retaliation against any individual making such a report is prohibited and constitutes a violation of the Code.

M.       ANNUAL REVIEWS AND CERTIFICATIONS

The Compliance Department will review the Code annually and update any provisions and/or attachments which RUSA deems require revision.

Upon employment, all Supervised Persons are required to certify that they have:

          1.   Received a copy of the Code;
          2.   Read and understand all provisions of the Code; and
          3.   Agreed to comply with all provisions of the Code.

At the time of any amendments to this Code, all Supervised Persons are required to:

          1. Certify they have received, read and understood the amendments to the Code; and
          2. Agree to comply with the amendment and all other provisions of the Code.

Annually, all Supervised Persons are required to:

          1.   Certify they have read and understand all provisions of the Code;
               and
          2.   Agree to comply with all provisions of the Code.

N.       SANCTIONS

Regardless of whether a government inquiry occurs, RUSA views seriously any violation of its Code of Ethics. Disciplinary sanctions may be imposed on any Supervised Persons committing a violation, including, but not necessarily limited to, censure, suspension, monetary penalties, or termination of employment.

O.       FURTHER INFORMATION

If any Supervised Persons has any questions with regard to the applicability of the provisions of this Code, generally or with regard to any attachment referenced herein, they should consult the Compliance Department.